Exhibit 8.1

February 7, 2023

WaveTech Group, Inc.

Egermannstraße 1

53359 Rheinbach

Germany

Ladies and Gentlemen:

We have acted as counsel to WaveTech Group, Inc., a Delaware corporation (“WaveTech”), in connection with the Agreement and Plan of Merger dated as of October 31, 2022 (the “Merger Agreement”), by and among Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“WTMA”), WTMA Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of WTMA, and WaveTech, pursuant to which, among other transactions, on the terms and conditions set forth therein, Merger Sub is to merge with and into WaveTech (the “Merger”), with WaveTech surviving the Merger as a wholly owned subsidiary of WTMA. The Merger is described in the Registration Statement on Form S-4 (Registration No. 333-268345), which includes the proxy statement/prospectus, filed by WTMA with the Securities and Exchange Commission (the “Registration Statement”).

In preparing our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (a) the Merger Agreement, including the exhibits, schedules and other attachments thereto, (b) the Registration Statement, including the exhibits, schedules and other attachments thereto (c) the representation letters of WTMA and WaveTech delivered to us in connection with this opinion (the “Representation Letters”) and (d) such other documents, certificates and records as we have deemed necessary or appropriate as a basis for our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such documents. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the legal authority to enter into and to perform all obligations thereunder.

In rendering our opinion, we have assumed, with your permission, that (A) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement, (B) the Merger Agreement is the only agreement or understanding containing or comprising the substantive terms of the Merger, (C) none of the terms or conditions contained in the Merger Agreement will be waived or modified, (D) the Merger Agreement and the Registration Statement accurately reflect the facts relating to the Merger, (E) the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, (F) all of the representations and warranties set forth in the Merger Agreement and the Registration Statement are true and accurate, and (G) all of the representations made by WTMA and WaveTech in their respective Representation Letters are true and accurate. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations and warranties set forth in the Merger Agreement, the Registration Statement and the Representation Letters. For purposes of our opinion, we have not independently verified any of the facts, representations or covenants set forth in the Merger Agreement, the Registration Statement, the Representation Letters or any other document (other than verification as we have deemed necessary to fulfill our professional responsibilities as counsel).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, under currently applicable U.S. federal income tax law, (i) the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1998, as amended, and (ii) the descriptions of law and the legal conclusions contained in the proxy statement/prospectus included in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Merger for WaveTech Stockholders,” subject to the qualifications, assumptions and limitations therein, are correct in all material respects, and the discussion thereunder represents an accurate summary of the U.S. federal income tax consequences of the Merger that are material to WTMA, WaveTech and the exchanging holders of WaveTech capital stock.

The foregoing opinion is based on and limited to U.S. federal income tax matters (as further qualified herein), and we render no opinion with respect to the law of any other jurisdiction (including any state, local or foreign jurisdiction). Our opinion is expressed as of the date hereof, and we undertake no responsibility to advise you of any new developments in the application or interpretation of the relevant U.S. federal income tax laws. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusion expressed herein.

No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement and the Registration Statement. Furthermore, no opinion is expressed as to any matter whatsoever, including with respect to the Merger, if, to the extent relevant to our opinion, either (i) any of the transactions described in the Merger Agreement is consummated other than in accordance with the terms of the Merger Agreement or is consummated subject to the waiver or breach of any provision thereof or (ii) any of the factual statements, representations, warranties or assumptions upon which we have relied, including those set forth in the Merger Agreement, the Registration Statement and the Representation Letters, is not true and accurate at all relevant times.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “U.S. Federal Income Tax Consequences of the Merger for WaveTech Stockholders” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pryor Cashman LLP